U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 8-K/A

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




         Date of Report (date of earliest event reported): March 1, 2000




                         Commission file number 0-22464
                                                -------



                                KOALA CORPORATION
                                -----------------
                            (Exact name of issuer as
                            specified in its charter)



            Colorado                                      84-1238908
            --------                                      ----------
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)




                 11600 E. 53rd Avenue, Unit D, Denver, CO 80239
                 ----------------------------------------------
                    (Address of principal executive offices)


                                 (303) 574-1000
                                 --------------
                           (Issuer's telephone number)




                                 Not Applicable
                                 --------------
              (Former name, former address, and former fiscal year,
                          if changed since last report)

ITEM 2.           ACQUISITION OF ASSETS

         On March 1, 2000, Koala Corporation (the "Company"), acquired all of the outstanding capital stock of SCS Interactive, Inc., an Oregon corporation ("SCS") and certain intellectual property used in SCS's business for $20.2 million in cash plus $5.1 million in Koala Common Stock. The Company financed the cash portion of the purchase price with the proceeds of a revolving credit facility with U.S. Bank National Association. In addition, if certain earnings targets are met, the former shareholders of SCS will receive additional cash consideration in March 2002.

         Based in Tillamook, Oregon, SCS produces and markets interactive modular play equipment for use in water parks, indoor public facilities and outdoor public facilities. The purchase price and terms were negotiated on an arms length basis with the former shareholders of SCS and Rick Briggs. No principal of SCS had a relationship with the Company prior to the transaction.




ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired.

     The following financial statements of the business acquired are filed herewith:

     Financial Statements of SCS Interactive, Inc. as of September 30, 1999 and 1998 and for the years then ended (audited) and as of December 31, 1999 and for the three months ended December 31, 1999 and 1998 (unaudited).

          Independent Auditors Reports.

          Balance  Sheets  as of  September  30,  1999 and  December 31,  1999
          (audited).

          Statements of Operations for the years ended September 30, 1999 and 1998 (audited) and for the three months ended December 31, 1999 and 1998 (unaudited).

          Statements of Stockholder's Equity for the years ended September 30, 1999 and 1998 (audited).

          Statements of Cash Flows for the years ended September 30, 1999 and 1998 (audited) and for the three months ended December 31, 1999 and 1998 (unaudited).

          Notes to Financial Statements.


     (b) Pro Forma Financial Information.

     The following pro forma financial statements of the registrant are filed herewith:

          Unaudited  Pro  Forma  Consolidated   Financial  Statements  of  Koala
          Corporation  for the Years Ended  December  31, 1999 and  December 31,
          1998.

          Unaudited Pro Forma Consolidated Financial Statements Introduction.

          Unaudited  Pro Forma  Consolidated  Balance  Sheet as of December  31,
          1999.

          Unaudited Pro Forma Consolidated Statement of Income for the Year ended December 31, 1999.

          Unaudited Pro Forma Consolidated Statement of Income for the Year ended December 31, 1998.

          Notes to Unaudited Pro Forma Consolidated Financial Statements.

     (c) Exhibits.

     10.1* Stock and Asset Purchase Agreement, dated March 1, 2000, among the Company, the Shareholders of SCS Interactive, Inc. and Rick Briggs

     10.2* First Amendment to Revolving Credit Agreement, dated March 1, 2000, between the Company and U.S. Bank National Association

     99.1* Press Release.

     * Filed with the Form 8-K on March 15, 2000





                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            KOALA CORPORATION


Date:  May 12, 2000                         By: /s/ Mark A. Betker
                                            -------------------------------
                                            Chairman and Chief Executive Officer
                                            Executive Officer

                          INDEX TO FINANCIAL STATEMENTS



                                                                      SEQUENTIAL
                  DESCRIPTION                                          PAGE NO.
                  -----------                                          --------


Audited Financial Statements of SCS Interactive,  Inc. as of
September 30, 1999 and 1998 and for the Years then Ended........     F-2 to F-21



Unaudited Financial Statements of SCS Interactive,  Inc. as
of December 31, 1999 and for theThree  Months Ended December
31, 1999 and 1998 .............................................     F-22 to F-24



Unaudited  Pro Forma  Consolidated  Financial  Statements of
Koala  Corporation  as of December 31, 1999 and for the Year
Ended December 31,1999 .........................................    F-25 to F-29

Report of Independent Public Accountants

To the Board of Directors of
SCS Interactive, Inc.:

We have audited the accompanying balance sheets of SCS Interactive, Inc. (an Oregon corporation) as of September 30, 1999 and 1998 and the related statements of income, shareholders' equity and cash flows for the year ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of SCS Interactive, Inc. as of September 30, 1999 and 1998, and the results of its operations and cash flows for the year ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.




                                                          /s/Arthur Andersen LLP

Portland, Oregon
November 10, 1999

                              SCS INTERACTIVE, INC.
                              ---------------------

                                 BALANCE SHEETS
                                 --------------
                        AS OF SEPTEMBER 30, 1999 AND 1998
                        ---------------------------------

                                                                   1999           1998
                                                               -----------    -----------
                              ASSETS
                              ------
CURRENT ASSETS:
  Cash and cash equivalents                                    $ 2,283,534    $   235,861
  Accounts receivable-
    Trade                                                          947,118        640,823
    Related party                                                     --           43,412
    Other                                                           27,878         61,903
  Notes receivable - related party                                 103,287        107,176
  Income taxes receivable                                             --           15,833
  Inventories                                                    1,705,849      1,110,772
  Deferred income taxes                                             67,389         66,240
  Other current assets                                              97,479        117,041
                                                               -----------    -----------
          Total current assets                                   5,232,534      2,399,061
                                                               -----------    -----------
FURNITURE, FIXTURES AND EQUIPMENT:
  Automobiles                                                       52,850         50,255
  Office furniture, fixtures and equipment                         445,664        332,465
  Machinery and equipment                                          404,237        287,732
  Leasehold improvements                                           256,942        130,198
                                                               -----------    -----------
                                                                 1,159,693        800,650
  Less- Accumulated depreciation and amortization                 (541,693)      (418,979)
                                                               -----------    -----------
          Net furniture, fixtures and equipment                    618,000        381,671
                                                               -----------    -----------

INVESTMENT IN PARTNERSHIP                                          210,762        291,713

NOTE RECEIVABLE FROM PARTNERSHIP                                    92,925         92,925

OTHER ASSETS, net of accumulated amortization of $132,264
  and $76,220                                                      488,182        305,724
                                                               -----------    -----------
                                                               $ 6,642,403    $ 3,471,094
                                                               ===========    ===========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------
CURRENT LIABILITIES:
  Line of credit                                               $      --      $   463,619
  Accounts payable-
    Trade                                                          105,084        386,788
    Related party                                                     --           31,945
  Accrued warranty expenses                                        186,025        170,181
  Accrued compensation and related items                           648,077        107,555
  Income taxes payable                                           1,079,076         15,000
  Other accrued liabilities                                        363,190         73,637
  Deferred revenue                                                 493,558        405,000
  Current portion of capital lease obligations                      29,791         29,129
  Current portion of long-term debt                                 64,747         34,105
  Current portion of notes payable to related party                 96,763        230,722
                                                               -----------    -----------
          Total current liabilities                              3,066,311      1,947,681
                                                               -----------    -----------

CAPITAL LEASE OBLIGATIONS - LONG-TERM                               48,881         70,835

LONG-TERM DEBT                                                      88,599         25,535

NOTES PAYABLE TO RELATED PARTY - LONG-TERM                            --          149,570

DEFERRED INCOME TAXES                                               60,814         71,746

SHAREHOLDERS' EQUITY:
  Common stock, no par value, 6,000,000 shares authorized;
    4,292,064 and 4,197,064 shares issued and outstanding at
    September 30, 1999 and 1998, respectively                      283,413        128,413
  Retained earnings                                              3,094,385      1,077,314
                                                               -----------    -----------
          Total shareholders' equity                             3,377,798      1,205,727
                                                               -----------    -----------
                                                               $ 6,642,403    $ 3,471,094
                                                               ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                              SCS INTERACTIVE, INC.
                              ---------------------

                               STATEMENT OF INCOME
                               -------------------
                      FOR THE YEAR ENDED SEPTEMBER 30, 1999
                      -------------------------------------

NET SALES                                                          $ 18,826,764

  Cost of sales                                                      11,297,624
                                                                   ------------
GROSS MARGIN                                                          7,529,140

  Selling, general and administrative expense                         4,051,006
  Bonuses                                                               526,181
  Royalties                                                             266,862
                                                                   ------------
OPERATING INCOME                                                      2,685,091
                                                                   ------------
OTHER INCOME (EXPENSE), net:
  Interest income                                                        70,460
  Interest expense                                                      (20,328)
  Other income, net                                                     227,809
                                                                   ------------
          Total other income, net                                       277,941
                                                                   ------------
INCOME BEFORE INCOME TAXES                                            2,963,032

PROVISION FOR INCOME TAXES                                            1,153,532
                                                                   ------------
NET INCOME                                                         $  1,809,500
                                                                   ============

         The accompanying notes are an integral part of this statement.

                              SCS INTERACTIVE, INC.
                              ---------------------

                        STATEMENT OF SHAREHOLDERS' EQUITY
                        ---------------------------------
                      FOR THE YEAR ENDED SEPTEMBER 30, 1999
                      -------------------------------------

                                           Common Stock
                                     -----------------------
                                       Number of                Retained
                                        Shares       Amount     Earnings      Total
                                     ----------   ----------   ----------   ----------
BALANCE AT SEPTEMBER 30, 1998         4,197,064   $  128,413   $1,077,314   $1,205,727

  Issuances of common stock              95,000      155,000         --        155,000

  Cancellation of notes payable to
    shareholders (Note 11)                 --           --        207,571      207,571

  Net income                               --           --      1,809,500    1,809,500
                                     ----------   ----------   ----------   ----------
BALANCE AT SEPTEMBER 30, 1999         4,292,064   $  283,413   $3,094,385   $3,377,798
                                     ==========   ==========   ==========   ==========


         The accompanying notes are an integral part of this statement.

                              SCS INTERACTIVE, INC.
                              ---------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------
                      FOR THE YEAR ENDED SEPTEMBER 30, 1999
                      -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $ 1,809,500
  Adjustments to reconcile net income to net cash flows provided by operating activities-
      Depreciation and amortization                                       200,216
      Gain on sale of assets                                               (8,345)
      Change in deferred income taxes                                     (12,081)
      Change in investment in partnership                                  80,951
      Decrease (increase) in:
        Accounts and other receivables                                   (272,270)
        Related party accounts and notes receivable                         3,666
        Inventories                                                      (595,077)
        Other current assets                                               19,562
        Other long-term assets                                           (118,502)
      Increase (decrease) in:
        Accounts payable                                                 (281,704)
        Related party accounts payable                                    (31,945)
        Accrued liabilities                                               828,466
        Income taxes payable                                            1,079,909
        Deferred revenue                                                   88,558
                                                                      -----------
          Net cash flows provided by operating activities               2,790,904
                                                                      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                   (314,284)
  Proceeds from sale of assets                                             21,166
                                                                      -----------
          Net cash flows used in investing activities                    (293,118)
                                                                      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on line of credit                                         (463,619)
  Net change in notes payable to related party                            (75,958)
  Net borrowings from long-term debt                                       93,706
  Proceeds from issuance of common stock                                   35,000
  Net payments on capital leases                                          (39,242)
                                                                      -----------
          Net cash flows used in financing activities                    (450,113)
                                                                      -----------
          Net increase in cash                                          2,047,673

CASH, beginning of year                                                   235,861
                                                                      -----------
CASH, end of year                                                     $ 2,283,534
                                                                      ===========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest                                              $    20,327
  Cash paid for income taxes                                               85,043

NONCASH TRANSACTIONS:
  Goodwill upon acquisition of business assets                        $   120,000
  Net assets acquired in exchange for receivable due to Company            43,635
  Cancellation of notes payable to shareholders                           207,571
  Equipment acquired under capital lease                                   17,950


         The accompanying notes are an integral part of this statement.

                              SCS INTERACTIVE, INC.
                              ---------------------


                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                               SEPTEMBER 30, 1999
                               ------------------



1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    -----------------------------------------------------------

Description of Organization and Operations
------------------------------------------

On May 1, 1997, the Specialized Component Supply Company (SCS) and Interactive Funplay Products (IFP) merged to form SCS Interactive, Inc. (the Company), an Oregon corporation, in a corporate reorganization under IRC Section 368
(a)(1)(A). The merger was accounted for as a reorganization under common control; therefore, there was no change in the underlying net assets of SCS or IFP.

The Company designs, manufactures and distributes interactive waterplay and dryplay structures for parks worldwide. Its customers primarily consist of waterparks and family entertainment centers.

Revenue Recognition
-------------------

Revenue from the sale of products is recognized using the percentage of completion method of accounting.

Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated contract costs for each contract. This method is used because management considers cost to date to be the best available measure of progress on these contracts.

Concentration of Credit Risk
----------------------------

For the year ended September 30, 1999, two customers represented approximately 25% and 13% of the Company's revenue, respectively.

Product Warranty
----------------

The Company provides their customers with a 12-month warranty from the date of product purchase. Estimated warranty costs are accrued at the time of sale.

Cash and Cash Equivalents
-------------------------

The Company considers all financial instruments with an original maturity of three months or less at purchase to be cash equivalents.

Accounts Receivable
-------------------

Historically, the Company has not incurred significant losses related to its trade accounts receivable. Accordingly, no allowance has been recorded in the accompanying financial statements.

Inventories
-----------

Inventories are valued at the lower of cost or market, determined by using the first-in, first-out (FIFO) method and include materials, labor and manufacturing overhead. The components of inventory as of September 30, 1999 and 1998 are as follows:

                                    1999              1998
                                 ----------        ----------

Raw materials                    $1,122,772        $  803,624
Work-in-process                     583,077           307,148
                                 ----------        ----------
                                 $1,705,849        $1,110,772
                                 ==========        ==========

Furniture, Fixtures and Equipment
---------------------------------

Furniture, fixtures and equipment are stated at cost. Depreciation is computed using accelerated depreciation methods based on the useful lives ranging from 5 to 7 years for automobiles, office furniture and fixtures, and machinery and equipment. Leasehold improvements are amortized over the lease term or the estimated useful life of the asset, whichever is shorter.

Long-Lived Assets
-----------------

In accordance with SFAS 121, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows of the asset.

Segment Reporting
-----------------

The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) for the year ended September 30, 1999. Based upon definitions contained within SFAS 131, the Company has determined that it operates in one segment. In addition, virtually all sales are domestic.

Other Assets
------------

Intangible assets are included in other assets at cost, net of accumulated amortization of $132,264 as of September 30, 1999, which is provided using the straight-line method over the periods estimated to be benefited. Intangible assets consists of patent rights totaling $500,446 (accumulated amortization of $126,264 at September 30, 1999), having an estimated useful life of ten years and goodwill of $120,000 (accumulated amortization of $6,000 at September 30, 1999) associated with the purchase of certain net assets of a fountain design partnership (Note 3), having an estimated useful life of 10 years. At each balance sheet date, management assesses whether there has been an impairment in the carrying value of cost in excess of net assets acquired, primarily by comparing current and projected sales, operating income and annual cash flows, on an undiscounted basis, with the related annual amortization expenses.

Income Taxes
------------

The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 uses the liability method so that deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expenses or benefits are based on the changes in the financial statement basis versus the tax bases in the Company's assets or liabilities from period to period.

Deferred Revenue
----------------

Deferred revenue consists of customer deposits received in advance on projects in process at September 30, 1999 and 1998.

Research and Development Costs
------------------------------

Research and development costs are expensed when incurred. The Company's research and development costs were not significant for the year ended September 30, 1999.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The carrying values of the Company's current assets and liabilities approximate fair values primarily because of the short maturity of these instruments. The fair values of the Company's long-term debt approximated its carrying values based on borrowing rates currently available to the Company for loans with similar terms. The fair value of preferred stock and receivables from an affiliate is not practicable to estimate due to the related party nature of the underlying transaction.

Recent Financial Accounting Standards Board Pronouncements
----------------------------------------------------------

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 137). SFAS 137 is an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 137 establishes accounting and reporting standards for all derivative instruments. SFAS 137 is effective for fiscal years beginning after June 15, 2000. The Company does not have any derivative instruments and accordingly, the adoption of SFAS 137 will have no impact on the Company's financial position or results of operations.

2.  EMPLOYEE BENEFIT PLANS:
    -----------------------

The Company began a 401(k) profit sharing plan on January 1, 1996. Employees become eligible to participate upon attaining age 21 and complete one year of service. The Company will match up to 3% of participants' deferred compensation. During the year ended September 30, 1999, the Company contributed $49,523 to the 401(k) profit sharing plan.

3.  ACQUISITION OF FOUNTAIN DESIGN PARTNERSHIP:
    -------------------------------------------

During 1999, the Company acquired certain assets and assumed certain liabilities of CMS Collaborative (CMS), a partnership whose partners are minority shareholders of the Company. CMS is in the business of fountain design and has been working with the Company for a number of years. As a result of the purchase, the Company acquired all of CMS' equipment, tools, furniture and fixtures and assumed the vacation liabilities for CMS employees that were hired by the Company. The Company forgave the receivable due from CMS in exchange for the net assets. In addition, the Company issued 60,000 shares of common stock, valued at $120,000, to the partners of CMS for technical know-how and CMS' going concern value. The parties agreed to the values in the purchase agreement. The $120,000 has been recorded as goodwill and is included in other assets, and is being amortized over 10 years.

4.  OPERATING LEASES:
    -----------------

The Company has noncancelable operating leases for land and buildings. The following is a schedule of future minimum lease payments required under the lease:

                            2000          $  163,576
                            2001             164,976
                            2002             110,276
                            2003             108,876
                            2004             108,876
                         Thereafter          571,599
                                          ----------
                                          $1,228,179
                                          ==========

5.  CAPITAL LEASES:
    ---------------

The Company has capital leases for office furnitures and fixtures, and machinery and equipment for terms ranging from seven to eight years.

Future minimum lease payments under capital leases as of September 30, 1999 are as follows:

2000                                                    $37,294
2001                                                     27,280
2002                                                     20,360
2003                                                     10,246
2004                                                          -
                                                        -------
         Total minimum lease payments                    95,180

Less- Amount representing interest and other
  (interest rates ranging from 6.120% to 23.50%)         16,508
                                                        -------
Present value of minimum lease payments                  78,672
Less- Current portion                                    29,791
                                                        -------
                                                        $48,881
                                                        =======

6.  INVESTMENT IN PARTNERSHIP:
    --------------------------

In May 1996, IFP began the fabrication of a dryplay product called Atlanta Foam Factory (the Factory). IFP incurred total costs of $1,092,925 to complete the Factory. A third party, Stafford Family Park Partners I, L.P., (Stafford), an unrelated party, contributed $500,000 in cash for the Factory, forming a limited partnership (the Partnership) with IFP. IFP became the general partner of the Factory holding a 50% interest in the joint venture and a $92,925 note receivable from the Partnership. Stafford became the limited partner holding a 50% interest. Upon the merger of SCS and IFP, the Company succeeded IFP as the general partner. The Factory was installed and has been managed by an amusement park Silver Dollar City (Silver Dollar) in Marietta, Georgia. The investment is recorded using the equity method. During the year ended September 30, 1999, Stafford assigned its limited partner interest to JGA Corporation for consideration of $500,000.

The Partnership receives revenue from Silver Dollar based on a proportionate percentage of net revenue, above a set base revenue level. The Factory is licensed to be managed at Silver Dollar through November 2006.

7.  LINE OF CREDIT:
    ---------------

The Company had entered into two revolving lines of credit agreement with a bank. One line of credit provided for total borrowings of up to $750,000 with interest at 1.0% above the bank's prime rate and matured on November 30, 1998. The other line of credit provided for total borrowing of up to $250,000 with interest at 0.50% above the bank's prime rate and matured on March 1, 1999. Any drawings against the second line of credit were secured by the Company's receivables, inventory and equipment. The Company had drawn $463,619 against the lines of credit as of September 30, 1998. The Company paid off the outstanding line of credit in the current year as both lines of credit matured during the current year.

The Company entered into a new revolving line of credit agreement with a bank. The line of credit provides for total borrowings of up to $1,000,000 with interest at 0.50% above the bank's prime rate (8.25% at September 30, 1999), and the line of credit is due on May 1, 2000. The line of credit is secured by the Company's receivables, inventory and equipment. No borrowings were outstanding on this line of credit at September 30, 1999. The line of credit is guaranteed by two of the Company's shareholders.

8.  LONG-TERM DEBT:
    ---------------

Long-term debt consists of the following as of September 30, 1999 and 1998:

                                                                          1999       1998
                                                                        --------   --------
Notes payable,  matured  April 10, 1999, installment  payment of
     $404 each month with balance due at maturity,  interest was payable  monthly at 2% above the bank's prime interest rate,
     guaranteed by two shareholders                                     $   --     $  3,544
Note payable, matures August 20, 2000, installment payment of
     $2,546 each month with the balance due at maturity, interest is payable monthly at .5% above the bank's prime interest rate;
     guaranteed by two shareholders                                       29,416     56,096
Note payable, matures November 10, 2002, installment payment of
     $3,779 each month with the balance due at maturity, interest is payable monthly at 1% above the bank's prime interest
     rate; guaranteed by two shareholders                                123,930       --
                                                                        --------   --------
                                                                         153,346     59,640
Less- Current portion                                                     64,747     34,105
                                                                        --------   --------
Long-term debt                                                          $ 88,599   $ 25,535
                                                                        ========   ========

Future payments under long-term debt arrangements, by year, are as follows:

                          Year Ending
                         September 30,
                         -------------

                             2000            $ 64,747
                             2001              38,771
                             2002              42,513
                             2003               7,315
                                             --------
                                             $153,346
                                             ========

9.  INCOME TAXES:
    -------------

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amount and the tax bases of assets and liabilities.

The components of the provision (benefit) for income taxes for the year ended September 30, 1999 consist of the following:

Current -
  Federal                                                           $   962,497
  State                                                                 203,116
                                                                    -----------
                                                                      1,165,613
Deferred                                                                (12,081)
                                                                    -----------
Total provision                                                     $ 1,153,532
                                                                    ===========

The reconciliation between the effective tax rate and the statutory federal tax rate as a percent of income is as follows:

Statutory federal income tax rate                            34.0%
State taxes, net of federal income tax benefit                4.6
Other                                                         0.7
                                                             ----
                                                             39.3%
                                                             ====

The components of the net deferred tax assets and liabilities as of September 30, 1999 and 1998 are as follows:

                                                          1999           1998
                                                       ---------      ---------

Current deferred taxes-
  Gross assets                                         $  97,796      $ 102,113
  Gross liability                                        (30,407)       (35,873)
                                                       ---------      ---------
          Total current deferred taxes                    67,389         66,240
                                                       ---------      ---------
Noncurrent deferred taxes-
  Gross assets                                              --             --
  Gross liability                                        (60,814)       (71,746)
                                                       ---------      ---------
          Total noncurrent deferred taxes                (60,814)       (71,746)
                                                       ---------      ---------
Net deferred tax asset (liability)                     $   6,575      $  (5,506)
                                                       =========      =========

Deferred tax assets are primarily related to the differences in the financial reporting and tax basis of accrued liabilities for warranty and vacation. The deferred tax liability is related to the change in the Company tax filing election from the cash method to the accrual method.

10.  STOCK REDEMPTION AGREEMENT:
     ---------------------------

In July 1997, the Company entered into an agreement to purchase 538,742 shares of common stock from three shareholders at $1 per share in exchange for notes payable (Note 11). Principal payments to these shareholders totaled $75,958 and $122,591 during 1999 and 1998, respectively.

11.  RELATED PARTY TRANSACTIONS:
     ---------------------------

Notes Receivable

The Company has made various loans to one minority shareholder in the aggregate amount of $103,287 and $107,176 as of September 30, 1999 and 1998, respectively. This loan is substantially secured by the note payable to this same shareholder in the aggregate amount of $96,763 and $172,721 as of September 30, 1999 and 1998, respectively.

Notes Payable

The Company had three notes payable to three minority shareholders related to the Stock Redemption Agreement (Note 10). These notes bear interest at 9% and are due on April 30, 2000. Two of these minority shareholders decided to rescind their Stock Redemption Agreement during 1999. This recission was recorded as an increase to retained earnings as the original transaction was recorded to retained earnings. As a result, notes payable of $207,571 were cancelled. Future minimum principal payments on the remaining note payable at September 30, 1999 are as follows:

                              2000          $96,763
                                            -------
                                            $96,763
                                            =======

The Company and two shareholders entered into royalty agreements in October 1995 which provides for royalty payments to be made on a portion of certain of the Company's revenues. An amount of $20,000 was payable to one of the shareholders under this agreement as of September 30, 1998.

12.  SUBSEQUENT EVENTS:
     ------------------

Subsequent  to  year-end   (October  1,  1999),  the  Company  adopted  the  SCS
Interactive, Inc. Employees Stock Option Plan (the Plan) and the SCS Interactive, Inc. Performance Bonus Stock Plan (the Bonus Plan). The number of shares that may be issued pursuant to the Plan and the Bonus Plan are 300,000 shares and 200,000 shares, respectively. The Plan and the Bonus Plan are intended for employee shareholders of the Company who own 100,000 shares or less of the Company's common stock. Options under the Plan have a term of five years and are fully vested upon the date of grant. The option price is dependent upon the date of exercise.

In March 2000, all of the outstanding stock of the Company was sold to Koala Corporation (Koala). Koala is a leading designer, producer and worldwide marketer of innovative commercial products, systems and custom solutions that create attractive family-friendly environments for businesses and other public venues.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors and Stockholders
SCS Interactive, Inc.
Tillamook, Oregon


We have audited the statements of operations, shareholders' equity and cash flows of SCS Interactive, Inc., an Oregon Corporation, for the year ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of operations, shareholders' equity and cash flows referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended September 30, 1998 in conformity with generally accepted accounting principles.





                                  /s/Ehrhardt Keefe Steiner & Hottman PC
March 31, 2000
Denver, Colorado

                              SCS INTERACTIVE, INC.

                             Statement of Operations
                      For the Year Ended September 30, 1998

Sales                                                              $ 12,242,754

Cost of sales                                                         8,896,804
                                                                   ------------

Gross profit                                                          3,345,950

     Selling, general and administrative expenses                     3,528,032
     Royalties                                                          300,842
                                                                   ------------

Operating loss                                                         (482,924)
                                                                   ------------

Other income (expense), net
     Interest income                                                     38,638
     Interest expense                                                   (72,305)
     Other income, net                                                  302,709
                                                                   ------------

                                                                        269,042

Loss before income taxes                                               (213,882)

Income tax benefit                                                       69,308
                                                                   ------------

Net loss                                                           $   (144,574)
                                                                   ============

                        See notes to financial statements

                              SCS INTERACTIVE, INC.

                        Statement of Shareholders' Equity
                      For the Year Ended September 30, 1998


                                                 Common Stock
                                          -------------------------
                                             Number of                  Retained
                                              Shares        Amount      Earnings        Total
                                          -----------   ------------  -----------    -----------
Balance at September 30, 1997               4,187,064   $   118,413   $ 1,221,888    $ 1,340,301

      Issuance of common stock for cash
                                               10,000        10,000          --           10,000

      Net loss                                   --            --        (144,574)      (144,574)
                                          -----------   -----------   -----------    -----------

Balance at September 30, 1998               4,197,064   $   128,413   $ 1,077,314    $ 1,205,727
                                          ===========   ===========   ===========    ===========









                        See notes to financial statements

                              SCS INTERACTIVE, INC.

                             Statement of Cash Flows
                      For the Year Ended September 30, 1998

Cash flows from operating activities
   Net loss                                                                $  (144,574)
   Adjustments to reconcile net income to net cash provided by             -----------
    operating activities
   Depreciation and amortization                                               161,578
   Change in deferred taxes                                                    (69,308)
   Decrease in equity of affiliate                                             141,414
   Changes in assets and liabilities
     Receivables                                                              (302,594)
     Related party accounts and notes receivable                                52,346
     Inventories                                                             1,237,086
     Other current assets                                                      (85,161)
     Accounts payable                                                          303,189
     Related party accounts payable                                             31,945
     Income taxes payable                                                     (297,503)
     Deferred revenue                                                         (904,137)
                                                                           -----------
                                                                               268,855
                                                                           -----------
         Net cash provided by operating activities                             124,281
                                                                           -----------

Cash flows from investing activities
   Purchase of equipment                                                      (129,196)
   Cost of patents                                                            (176,462)
                                                                           -----------
         Net cash used in investing activities                                (305,658)
                                                                           -----------

Cash flows from financing activities
   Net advances on line of credit                                              463,619
   Net payments on notes payable to related party                             (108,450)
   Net borrowings on long-term debt                                            (27,855)
   Proceeds from issuance of common stock                                       10,000
   Net advances on capital leases                                              (29,058)
                                                                           -----------
         Net cash provided by financing activities                             308,256
                                                                           -----------

Net increase in cash                                                           126,879

Cash, beginning of year                                                        108,982
                                                                           -----------

Cash, end of year                                                          $   235,861
                                                                           ===========

Cash paid for interest and income taxes during the years ended September 30, 1998 was $72,305 and $120,000, respectively.

Supplemental disclosure of non-cash investing and financing activity:

Fixed assets acquired under capital lease during the fiscal year ended September 30, 1999 totaled $108,809.

                        See notes to financial statements

                              SCS INTERACTIVE, INC.

                          Notes to financial statements



Note 1 - Organization and Summary of Significant Accounting Policies
--------------------------------------------------------------------


Organization
------------

On May 1, 1997, the Specialized Component Supply Company (SCS) and Interactive Funplay Products (IFP) merged to form SCS Interactive, Inc. (the Company), an Oregon corporation, in a corporate reorganization under IRC Section 369 (a) (1)
(A). The merger was accounted for as a reorganization under common control; therefore, there was no change in the underlying net assets of SCS or IFP.

The Company designs, manufactures and distributes interactive waterplay and dryplay structures for parks worldwide. Its customers primarily consist of waterparks and family entertainment centers.


Concentration of Credit Risk
----------------------------

September 30, 1998 two customers represented approximately 24% of the Company's total revenue, respectively.


Cash and Cash Equivalents
-------------------------

The Company considers all financial instruments with an original maturity of three months or less at date of purchase to be cash equivalents.


Revenue Recognition
-------------------

Revenue from the sale of products is recognized using the percentage of completion method of accounting.

Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated contract costs for each contract. This method is used because management considers cost to date to be the best available measure of progress on these contracts.


Product Warranty
----------------

The Company provided its customers with a 12-month warranty from the date of product purchase. Estimated warranty costs are expensed at the time of sale.


Depreciation and Amortization
-----------------------------

Depreciation on furniture, fixtures and equipment is computed using accelerated depreciation methods based on useful lives ranging from 5 to 7 years. Leasehold improvements are amortized over the lesser of the base term or the estimated useful life of the asset.

The Company amortizes capitalized patent expenditures over the future period of expected benefit of ten years.

                              SCS INTERACTIVE, INC.

                          Notes to financial statements



Note 1 - Organization and Summary of Significant Accounting Policies (continued)
--------------------------------------------------------------------------------


Income Taxes
------------

The Company follows  Statement of Financial  Accounting  Standards No. 109 (SFAS
109), "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax carrying value. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment. A valuation allowance is established for any deferred tax assets that are not expected to be realized.


Advertising
-----------

Advertising costs are expensed as incurred and approximated $69,000 for fiscal year ended September 30, 1998.


Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.


Note 2 - Commitments
--------------------

Operating Leases
----------------

The Company leases land and buildings under operating leases with non-cancelable
lease  terms  expiring  in  2010.  Rent  expense  under  operating   leases  was
approximately $109,000 for the year ended September 30, 1998.

                              SCS INTERACTIVE, INC.

                          Notes to financial statements


Note 2 - Commitments (continued)
--------------------------------

Future minimum rental commitments under non-cancelable leases are as follows:

         Years Ended September 30,
         -------------------------

                     1999                   $      141,826
                     2000                          107,076
                     2001                          107,076
                     2002                          107,076
                     2003                          107,076
                     Thereafter                    749,531
                                            --------------

                                                $1,319,661
                                            ==============

401(k) Plan
-----------

The Company has a 401(K) profit sharing plan for employees. All employees who have attained age 21 and have completed 1 year of service are eligible to participate. The plan provides for employer matching contributions up to 3% of the participants' deferred compensation. The Company contributed approximately $38,000 during 1998.

Note 3 - Income Taxes
---------------------

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amount and the tax bases of assets and liabilities.

The components of the provision (benefit) for income taxes for the year ended September 29, 1997 consist of the following:

Current
     Federal                      $           -
     State                                    -
                                  -------------
                                              -

Deferred tax benefit                     (69,308)
                                  --------------

Total provision                          (69,308)
                                  ==============

                              SCS INTERACTIVE, INC.

                          Notes to financial statements

Note 4 - Investment in Partnership
----------------------------------

In May 1996, IFP began the fabrication of a dryplay product called Atlanta Foam Factory (the Factory). IFP incurred total costs of $1,092,925 to complete the Factory. A third party, Stafford Family Park Partners I, L.P., (Stafford), an unrelated party, contributed $500,000 in cash for the Factory, forming a limited partnership (the Partnership) with IFP. IFP became the general partner of the Factory holding a 50% interest in the joint venture and a $92,925 note receivable from the Partnership. Stafford became the limited partner holding a 50% interest. Upon the merger of SCS and IFP, the Company succeeded IFP as the general partner. The Factory was installed and has been managed by an amusement park Silver Dollar City (Silver Dollar) in Marietta, Georgia. The investment is recorded using the equity method. During the year ended September 30, 1998, the Company's share of the Partnership loss was approximately $141,000. During the year ended September 30, 1999, Stafford assigned its limited partner interest to JGA Corporation for consideration of $500,000.

The Partnership receives revenue from Silver Dollar based on a proportionate percentage of net revenue, above a set base revenue level. The Factory is licensed to be managed at Silver Dollar through November 2006

                              SCS INTERACTIVE, INC.
                              ---------------------

                                  BALANCE SHEET
                                  -------------
                             As of December 31, 1999
                             -----------------------

                                   (unaudited)


                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                           $1,957,986
  Accounts receivable-                                                   670,671
  Inventories                                                          1,846,569
  Other current assets                                                   122,330
                                                                      ----------
          Total current assets                                         4,597,556

FURNITURE, FIXTURES AND EQUIPMENT, NET                                   802,890
INVESTMENT IN PARTNERSHIP                                                303,687
INTANGIBLE AND OTHER ASSETS, NET                                         511,582
                                                                      ----------
                                                                      $6,215,715
                                                                      ==========
                   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                    $  252,876
  Accrued liabilities and income taxes                                 2,900,439
                                                                      ----------
          Total current liabilities                                    3,153,315

LONG-TERM DEBT                                                            71,295

DEFERRED INCOME TAXES                                                     60,814
                                                                      ----------
          Total liabilities                                            3,285,424
                                                                      ----------
SHAREHOLDERS' EQUITY:
  Common stock                                                           283,413
  Retained earnings                                                    2,646,878
                                                                      ----------
          Total shareholders' equity                                   2,930,291
                                                                      ----------
                                                                      $6,215,715
                                                                      ==========

                              SCS INTERACTIVE, INC.
                              ---------------------

                              STATEMENTS OF INCOME
                              --------------------
              FOR THE THREE MONTHS ENDED DECEMBER 31, 1999 AND 1998
              -----------------------------------------------------

                                   (unaudited)

                                                         1999          1998
                                                     -----------    -----------
NET SALES                                            $ 2,724,173    $ 2,940,113

  Cost of sales                                        1,888,607      1,956,173
                                                     -----------    -----------
GROSS MARGIN                                             835,566        983,940

  Selling, general and administrative expense          1,411,829      1,081,474
                                                     -----------    -----------
OPERATING LOSS                                          (576,263)       (97,534)

OTHER INCOME (EXPENSE), net:                             128,760          8,197
                                                     -----------    -----------
LOSS BEFORE INCOME TAXES                                (447,503)       (89,337)

PROVISION FOR INCOME TAXES                                     0              0
                                                     -----------    -----------
NET LOSS                                             $  (447,503)   $   (89,337)
                                                     ===========    ===========


                              SCS INTERACTIVE, INC.
                              ---------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------
              FOR THE THREE MONTHS ENDED DECEMBER 31, 1999 AND 1998
              -----------------------------------------------------

                                   (unaudited)
                                                                1999          2000
                                                            -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ..............................................   $  (447,503)   $   (89,337)
  Adjustments to reconcile net income to net cash flows
    provided by operating activities-
      Depreciation and amortization .....................        85,695         34,390
      Decrease (increase) in:
        Accounts receivables ............................       407,612        (31,498)
        Inventories .....................................      (140,720)      (148,255)
        Other current assets ............................        42,538        117,473
      Increase (decrease) in:
        Accounts payable ................................       (45,810)      (503,658)
        Accrued liabilities .............................       125,237      1,660,761
                                                            -----------    -----------
          Net cash flows provided by operating activities        27,049      1,039,876
                                                            -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ..................................      (263,012)      (149,644)
  Intangible assets .....................................       (23,400)             0
                                                            -----------    -----------
          Net cash flows used in investing activities ...      (286,412)      (149,644)
                                                            -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on long-term debt ........................       (17,304)      (245,940)
  Net payments on capital leases ........................       (48,881)        28,015
                                                            -----------    -----------
          Net cash flows used in financing activities ...       (66,185)      (217,925)
                                                            -----------    -----------
          Net (decrease) increase in cash ...............      (325,548)       672,307

CASH, beginning of period ...............................     2,283,534        235,861
                                                            -----------    -----------
CASH, end of period .....................................   $ 1,957,986    $   908,168
                                                            ===========    ===========

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS - INTRODUCTION

The accompanying unaudited pro forma consolidated financial statements reflect the consolidated results of operations of Koala Corporation for the year ended December 31, 1999 after giving pro forma effect to the purchase of SCS Interactive, Inc. The unaudited pro forma consolidated financial statements should be read in conjunction with the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective historical financial statements of the Company contained in the Company's Form 10-KSB for the year ended December 31, 1999. The unaudited pro forma information does not purport to be indicative of actual results that would have been achieved had the acquisitions actually been completed as of the dates indicated on the following pages nor which may be achieved in the future.

KOALA CORPORATION
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET  [all amounts in US Dollars]
as of December 31, 1999
                                                                             SCS
                                                            KOALA        INTERACTIVE         PRO FORMA
                                                         CORPORATION         INC.           ADJUSTMENTS             PRO FORMA
                                                         -----------      ----------        -----------            -----------
                                                             (a)             (b)
                     ASSETS
------------------------------------------------------
Current Assets
 Cash and cash equivalents                                  $173,936      $2,283,534        ($2,457,470)   (e)              $0
  Accounts receivable, net of allowance
     for doubtful accounts                                 9,234,685       1,078,283                  0             10,312,968
  Inventories                                              5,137,791       1,705,849                  0              6,843,640
  Prepaid expenses and other                               1,249,384         164,868                  0              1,414,252
                                                         -----------      ----------        -----------            -----------
     Total current assets                                 15,795,796       5,232,534         (2,457,470)            18,570,860

Property and equipment, net                                3,213,980         618,000                  0              3,831,980
Identifiable intangible assets, net                       18,709,242         374,182         10,000,000    (d)      29,083,424
Goodwill, net                                             10,839,282         114,000         12,367,780    (d)      23,321,062
Investment in partnerships                                         0         303,687           (303,687)   (f)               0
                                                         -----------      ----------        -----------            -----------
                                                         $48,558,300      $6,642,403        $19,606,623            $74,807,326
                                                         ===========      ==========        ===========            ===========

         LIABILITIES & SHAREHOLDERS' EQUITY
------------------------------------------------------
Current Liabilities
  Accounts payable                                        $2,210,583        $105,084           $400,000    (c)      $2,715,667
  Accrued expenses and income taxes                          955,731       2,799,717          2,181,097    (e)       5,936,545
  Current portion of notes payable to related party                0          96,763            (96,763)   (f)               0
  Current portion of long-term debt                                0          64,747            (64,747)   (f)               0
                                                         -----------      ----------        -----------            -----------
     Total current liabilities                             3,166,314       3,066,311          2,419,587              8,652,212
                                                         -----------      ----------        -----------            -----------

Long Term Liabilities
  Long term debt                                          13,979,000          88,599         15,506,834  (e) (f)    29,574,433
  Deferred income taxes and other                          1,086,270         109,695                  0              1,195,965
                                                         -----------      ----------        -----------            -----------
     Total long term liabilities                          15,065,270         198,294         15,506,834             30,770,398
                                                         -----------      ----------        -----------            -----------

Total liabilities                                         18,231,584       3,264,605         17,926,421             39,422,610
                                                         -----------      ----------        -----------            -----------

Shareholders' Equity
  Preferred stock                                                  0               0                  0                      0
  Common stock                                               639,713         283,413           (240,837) (g) (h)       682,289
  Note receivable from officer                              (383,505)              0                  0               (383,505)
  Additional paid-in capital                              14,596,294               0          5,015,424    (g)      19,611,718
  Accumulated other comprehensive loss                       (31,038)              0                  0                (31,038)
  Retained earnings                                       15,505,252       3,094,385         (3,094,385)   (h)      15,505,252
                                                         -----------      ----------        -----------            -----------
     Total shareholders' equity                           30,326,716       3,377,798          1,680,202             35,384,716
                                                         -----------      ----------        -----------            -----------
                                                         $48,558,300      $6,642,403        $19,606,623            $74,807,326
                                                         ===========      ==========        ===========            ===========

       See notes to unaudited pro forma consolidated financial statements

KOALA CORPORATION
-------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME   [all amounts in US Dollars}
for the year ended December 31, 1999

                                                                      SCS
                                                     KOALA        INTERACTIVE        PRO FORMA
                                                  CORPORATION         INC.          ADJUSTMENTS             PRO FORMA
                                                  -----------    -----------       ------------           ------------
                                                      (i)            (j)
Net sales                                         $37,134,712    $18,826,764                 $0            $55,961,476
Cost of sales                                      18,092,588     11,297,624                  0             29,390,212
                                                  -----------    -----------        -----------            -----------
Gross profit                                       19,042,124      7,529,140                  0             26,571,264

Selling, general and administrative expenses        9,467,210      4,051,006                  0             13,518,216
Management and employee bonuses                             0        526,181                  0   (k)          526,181
Royalties                                                   0        266,862           (266,862)  (l)                0
Amortization of intangibles and patents               958,524              0          1,181,496   (m)        2,140,020
                                                  -----------    -----------        -----------            -----------
Operating income                                    8,616,390      2,685,091           (914,634)            10,386,847
                                                  -----------    -----------        -----------            -----------

Other (income) expenses                                (1,362)      (298,269)           (10,491)  (n)         (310,122)
Interest expense                                      902,169         20,328          1,377,978 (o) (p)      2,300,475
                                                  -----------    -----------        -----------            -----------

Income before provision
   for income taxes                                 7,715,583      2,963,032         (2,282,121)             8,396,494
Provision for income taxes                          2,624,459      1,153,532           (629,306)  (q)        3,148,685
                                                   ----------    -----------        -----------            -----------
Net income                                         $5,091,124    $ 1,809,500        ($1,652,815)  (k)      $ 5,247,809
                                                   ==========    ===========        ===========            ===========

Net income per share                                    $0.81                                     (k)            $0.79
                                                   ==========                                              ===========

Weighted average shares outstanding                 6,256,729                           425,758   (r)        6,682,487
                                                  ===========                       ===========            ===========

Net income per share - diluted                          $0.78                                     (k)            $0.76
                                                  ===========                                              ===========

Weighted average shares outstanding - diluted       6,516,075                           425,758   (r)        6,941,833
                                                  ===========                       ===========            ===========




       See notes to unaudited pro forma consolidated financial statements

KOALA CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated balance sheet reflects the financial position of Koala Corporation as of December 31, 1999, as if the acquisition of SCS Interactive, Inc. ("SCS") occurred on that date. The unaudited pro forma consolidated statement of income for the year ended December 31, 1999 gives effect to the consolidated results of operations for the year ended December 31, 1999, as if the acquisition of SCS occurred on January 1, 1999. These results are not necessarily indicative of the consolidated results of operations of the Company as they may be in the future, or as they might have been had these events been effective at January 1, 1999. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and SCS and the related notes thereto.

NOTES TO THE  UNAUDITED  PRO  FORMA  CONSOLIDATED  FINANCIAL  STATEMENTS  ARE AS
FOLLOWS:

(a)   Represents the balance sheet of Koala Corporation as of December 31, 1999.

(b)   Represents the balance sheet of SCS as of September 30, 1999.

(c) The preliminary acquisition cost based on contractual consideration pursuant to the purchase agreement and direct costs incurred to consummate the transaction is summarized as follows:

           Purchase price-cash portion                          $20,234,000
           Purchase price-stock portion                           5,058,000
           Direct costs of acquisition (accounts payable)           400,000
                                                                -----------
              Total acquisition costs (preliminary)             $25,692,000
                                                                ===========

(d) Represents the allocation to intangible assets of the cost ($25,692,000) over fair value of net assets acquired ($3,324,220) as a result of the preliminary purchase price allocation. $10.0 million was allocated to identifiable intangible assets based on the negotiated value of patents per the Purchase Agreement.

(e) Represents the bank loan financing required to complete the purchase of SCS. Amount is based on the cash portion of the purchase price of $20,234,000, less holdbacks totaling $2,181,097, less the cash on hand at December 31, 1999 totaling $2,457,470.

(f) Represents elimination of SCS's investment in partnerships, notes payable to related party and current and long term debt which were not purchased or assumed pursuant to the terms of the Purchase Agreement.

(g) Represents issuance of 425,758 shares of Koala Corporation common stock for payment of the stock portion of the purchase price.

(h) Elimination of common stock and retained earnings of SCS for proper reflection of pro forma retained earnings as if the purchase occurred on December 31, 1999.

 (i) Represents the results of operations of Koala Corporation for the year ended December 31, 1999.

(j) Represents the results of operations of SCS Interactive, Inc. for the year ended September 30, 1999

(k) Represents discretionary management bonuses that will no longer be paid pursuant to the terms of employment agreements in place at the closing of the purchase. Pro forma adjustments were not made for the management bonuses. Had they been treated as pro forma adjustments in the 1999 Unaudited Pro Forma Consolidated Statement of Income, pro forma net income and net income per share - diluted would be as follows:

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (con't):

(k)    Management bonuses (con't)

       Pro forma net income before taxes.................    $8,396,494
       Management bonuses................................       526,181
                                                             ----------
       Adjusted pro forma net income before taxes........     8,922,675
       Provision for income taxes at 37.5%...............     3,346,003
                                                             ----------
       Adjusted net income...............................    $5,576,672
                                                             ==========
       Adjusted net income per share.....................         $0.83
                                                                  =====
       Adjusted net income per share--diluted.............        $0.80
                                                                  =====



(l) Represents royalties paid for license costs for patents held by prior owners that were purchased by Koala pursuant to the Purchase Agreement and will no longer be paid.

(m) Represents the increase to amortization expense for the amortization of cost over fair value of net assets acquired over 13 years for patents and 30 years for goodwill as a result of the preliminary purchase price allocation.

(n) Represents the elimination of SCS's interest income earned on cash balances that were applied against long-term debt ($70,460) and the elimination of loss on partnership investment ($80,951).

(o) Represents interest expense, commitment fees and amortization of origination fees on the bank loan financing as if the loan was extended on January 1, 1999 ($1,398,306). The average interest rate utilized is 7.62% which is the average LIBOR rate plus 2.5% for the twelve month period ended December 31, 1999. For purposes of interest rate sensitivity, a variance in the interest rate of up to 1/4% would have an immaterial effect on pro forma income.

(p)    Represents  the  elimination  of  interest   expense  on  current  and
       long-term debt ($20,328).

(q) Reflects applicable income tax effects of adjustments to reflect a pro forma effective tax rate of 37.5%.

(r) Reflects the increase to common stock equivalents for 425,758 shares issued in connection with the acquisition.